Exhibit 99.1

red violet Announces First Quarter 2024 Financial Results

Record Revenue of $17.5 Million, an Increase of 20%

BOCA RATON, Fla. – May 8, 2024 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended March 31, 2024.

“We started 2024 by delivering record sales and strong operating results which reflect the inherent strength of our innovative technology and solutions, and our team’s relentless commitment to delivering superior value to our customers,” stated Derek Dubner, red violet’s CEO. “Our strategic initiatives, which include the expansion of our technology, product suite, and go-to-market capabilities, are paying off, and we continue to see significant opportunities ahead. We remain laser focused on driving sustainable, healthy growth and are well positioned to deliver a strong 2024.”

First Quarter Financial Results

For the three months ended March 31, 2024, as compared to the three months ended March 31, 2023:

•
Total revenue increased 20% to $17.5 million.
•
Gross profit increased 20% to $11.5 million. Gross margin remained consistent at 66%.
•
Adjusted gross profit increased 20% to $13.8 million. Adjusted gross margin increased to 79% from 78%.
•
Net income increased 149% to $1.8 million, which resulted in earnings of $0.13 per basic and diluted share. Net income margin increased to 10% from 5%.
•
Adjusted EBITDA increased 54% to $5.7 million. Adjusted EBITDA margin increased to 32% from 25%.
•
Adjusted net income increased 36% to $3.2 million, which resulted in adjusted earnings of $0.23 and $0.22 per basic and diluted share, respectively.
•
Net cash provided by operating activities increased 181% to $4.3 million.
•
Cash and cash equivalents were $32.1 million as of March 31, 2024.

First Quarter and Recent Business Highlights

•
Added 366 customers to IDI™ during the first quarter, ending the quarter with 8,241 customers.
•
Added a record 51,259 users to FOREWARN® during the first quarter, ending the quarter with 236,639 users. Over 425 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•
Purchased 291,879 shares of the Company’s common stock year to date through April 30, 2024, at an average price of $19.81 per share pursuant to the Company’s $15.0 million Stock Repurchase Program, as amended, that was initially authorized on May 2, 2022. As of April 30, 2024, the Company has $4.6 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, net, income tax expense (benefit), depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, and amortization of share-based compensation capitalized in intangible assets, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether our strategic initiatives will lead us to continue to see significant opportunities ahead and whether we are well positioned to deliver a strong 2024. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2023, filed on March 7, 2024, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	March 31, 2024	December 31, 2023
ASSETS:
Current assets:
Cash and cash equivalents	$32,147	$32,032
Accounts receivable, net of allowance for doubtful accounts of $212 and $159 as of March 31, 2024 and December 31, 2023, respectively	7,871	7,135
Prepaid expenses and other current assets	1,491	1,113
Total current assets	41,509	40,280
Property and equipment, net	601	592
Intangible assets, net	34,962	34,403
Goodwill	5,227	5,227
Right-of-use assets	2,323	2,457
Deferred tax assets	9,043	9,514
Other noncurrent assets	361	517
Total assets	$94,026	$92,990
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,353	$1,631
Accrued expenses and other current liabilities	4,741	1,989
Current portion of operating lease liabilities	588	569
Deferred revenue	652	690
Total current liabilities	8,334	4,879
Noncurrent operating lease liabilities	1,845	1,999
Total liabilities	10,179	6,878
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of March 31, 2024 and December 31, 2023	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,942,164 and 13,980,274 shares issued, and 13,740,164 and 13,970,846 shares outstanding, as of March 31, 2024 and December 31, 2023	14	14
Treasury stock, at cost, 202,000 and 9,428 shares as of March 31, 2024 and December 31, 2023	(4,143)	(188)
Additional paid-in capital	94,065	94,159
Accumulated deficit	(6,089)	(7,873)
Total shareholders' equity	83,847	86,112
Total liabilities and shareholders' equity	$94,026	$92,990

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$17,511	$14,626
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	3,756	3,179
Sales and marketing expenses	3,712	3,889
General and administrative expenses	5,790	5,241
Depreciation and amortization	2,270	1,916
Total costs and expenses	15,528	14,225
Income from operations	1,983	401
Interest income, net	365	286
Income before income taxes	2,348	687
Income tax expense (benefit)	564	(29)
Net income	$1,784	$716
Earnings per share:
Basic	$0.13	$0.05
Diluted	$0.13	$0.05
Weighted average shares outstanding:
Basic	13,997,064	13,997,154
Diluted	14,164,506	14,236,771

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$138	$107
General and administrative expenses	1,264	1,277
Total	$1,402	$1,384

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,784	$716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,270	1,916
Share-based compensation expense	1,402	1,384
Write-off of long-lived assets	-	3
Provision for bad debts	70	668
Noncash lease expenses	134	145
Deferred income tax expense (benefit)	471	(30)
Changes in assets and liabilities:
Accounts receivable	(806)	(1,022)
Prepaid expenses and other current assets	(378)	(539)
Other noncurrent assets	156	(293)
Accounts payable	722	116
Accrued expenses and other current liabilities	(1,347)	(1,460)
Deferred revenue	(38)	93
Operating lease liabilities	(135)	(166)
Net cash provided by operating activities	4,305	1,531
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(65)	(44)
Capitalized costs included in intangible assets	(2,327)	(2,273)
Net cash used in investing activities	(2,392)	(2,317)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(383)	(31)
Repurchases of common stock	(1,415)	(175)
Net cash used in financing activities	(1,798)	(206)
Net increase (decrease) in cash and cash equivalents	$115	$(992)
Cash and cash equivalents at beginning of period	32,032	31,810
Cash and cash equivalents at end of period	$32,147	$30,818
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$1
Share-based compensation capitalized in intangible assets	$446	$459
Retirement of treasury stock	$1,942	$31

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a financial measure equal to net income, the most directly comparable financial measure based on GAAP, excluding interest income, net, income tax expense (benefit), depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, and amortization of share-based compensation capitalized in intangible assets, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Net income	$1,784	$716
Interest income, net	(365)	(286)
Income tax expense (benefit)	564	(29)
Depreciation and amortization	2,270	1,916
Share-based compensation expense	1,402	1,384
Litigation costs	27	3
Write-off of long-lived assets and others	7	2
Adjusted EBITDA	$5,689	$3,706
Revenue	$17,511	$14,626

Net income margin	10%	5%
Adjusted EBITDA margin	32%	25%

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended March 31,
(Dollars in thousands, except share data)	2024	2023
Net income	$1,784	$716
Share-based compensation expense	1,402	1,384
Amortization of share-based compensation capitalized in intangible assets	275	222
Tax effect of adjustments(1)	(308)	-
Adjusted net income	$3,153	$2,322
Earnings per share:
Basic	$0.13	$0.05
Diluted	$0.13	$0.05
Adjusted earnings per share:
Basic	$0.23	$0.17
Diluted	$0.22	$0.16
Weighted average shares outstanding:
Basic	13,997,064	13,997,154
Diluted	14,164,506	14,236,771

(1)
The tax effect of adjustments is calculated using the expected federal and state statutory tax rate. The expected federal and state income tax rate was approximately 25.75% for the three months ended March 31, 2024. There was no tax effect of such adjustments for the three months ended March 31, 2023, as a full valuation allowance was provided for the net deferred tax assets.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Revenue	$17,511	$14,626
Cost of revenue (exclusive of depreciation and amortization)	(3,756)	(3,179)
Depreciation and amortization of intangible assets	(2,214)	(1,858)
Gross profit	11,541	9,589
Depreciation and amortization of intangible assets	2,214	1,858
Adjusted gross profit	$13,755	$11,447

Gross margin	66%	66%
Adjusted gross margin	79%	78%

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Net cash provided by operating activities	$4,305	$1,531
Less:
Purchase of property and equipment	(65)	(44)
Capitalized costs included in intangible assets	(2,327)	(2,273)
Free cash flow	$1,913	$(786)

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income, excluding share-based compensation expense, and amortization of share-based compensation capitalized in intangible assets, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment, and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Customer metrics
IDI - billable customers(1)	6,817	6,873	7,021	7,256	7,497	7,769	7,875	8,241
FOREWARN - users(2)	101,261	110,051	116,960	131,348	146,537	168,356	185,380	236,639
Revenue metrics
Contractual revenue %(3)	80%	68%	77%	75%	79%	79%	82%	78%
Gross revenue retention %(4)	95%	94%	95%	94%	94%	94%	92%	93%
Other metrics
Employees - sales and marketing	57	64	68	61	63	65	71	76
Employees - support	9	10	10	10	9	9	9	10
Employees - infrastructure	25	25	28	27	26	27	27	29
Employees - engineering	52	52	54	47	47	47	51	51
Employees - administration	27	26	27	25	25	25	25	25

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Prior to Q1’22, FOREWARN revenue was excluded from our gross revenue retention calculation. Beginning Q4’22, our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.